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                                                                      Exhibit #1









November 2, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Stearns & Lehman, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated October 31, 2000. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
















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                                                                      Exhibit #1



ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Stearns & Lehman, Inc. ("Stearns") has completed a review of its auditing service provider and decided to select Deloitte & Touche ("Deloitte") as the accountants to audit Stearns' consolidated financial statements for the year ending April 30, 2001. Accordingly, on October 31, 2000, Stearns entered into a letter agreement engaging Deloitte as the accountant to audit Stearns' consolidated financial statements. Also, on October 31, 2000, Stearns dismissed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), the accountant which had been Stearns auditing service provider. PricewaterhouseCoopers' reports on the consolidated financial statements of Stearns for the fiscal years ended April 30, 1999 and April 30, 2000 (the two most recently completed fiscal years of Stearns, which are referred to herein as the "Prior Report Periods') contained no adverse opinion or disclaimer of opinion. No report on the consolidated financial statements for the Prior Report Periods was qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change auditors was recommended by the audit committee of the Board of Directors of Stearns and approved by the Board of Directors of Stearns. During the Prior Report Periods and through October 31, 2000, preceding the replacement of PricewaterhouseCoopers, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make any reference to the disagreement in their reports on the consolidated financial statements.

Stearns has not consulted with Deloitte during the last two years or subsequent interim period on either the application of accounting principles or type of opinion Deloitte might issue on Stearns' consolidated financial statements.

Stearns requested PricewaterhouseCoopers to furnish a letter to the SEC stating whether PricewaterhouseCoopers agreed with the above statements. A copy of the PricewaterhouseCoopers letter to the SEC dated November 2, 2000 is filed as an exhibit herein.

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